Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of Kohl’s Corporation for the registration of debt securities, preferred stock, depository shares, common stock and warrants and to the incorporation by reference therein of our reports dated March 23, 2018, with respect to the consolidated financial statements of Kohl’s Corporation, and the effectiveness of internal control over financial reporting of Kohl’s Corporation, included in its Annual Report (Form 10-K) for the year ended February 3, 2018, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Milwaukee, Wisconsin

May 24, 2018